Exhibit 99.1

Celularity Secures $35 Million Strategic License Deal, Strengthens Capital Position to Advance Longevity-Focused Strategy

●	Transaction expected to generate up to $35 million in upfront and milestone payments
●	Celularity retains exclusive manufacturing rights, creating continued biomaterials revenue and margin opportunity
●	Organizational realignment reduces operating expenses and sharpens focus on longevity therapeutics

FLORHAM PARK, N.J., March 10, 2026 (GLOBE NEWSWIRE) — Celularity Inc. (Nasdaq: CELU) (“Celularity” or the “Company”), a regenerative and cellular medicine company focused on longevity science, today announced that it has entered into definitive agreements establishing a strategic commercialization partnership for its placental-derived biomaterials portfolio. The transaction is expected to close no later than April 15, 2026, subject to customary closing conditions.

The transaction is intended to monetize Celularity’s commercial biomaterials portfolio while allowing the Company to concentrate resources on advancing its longevity-focused therapeutic pipeline.

Under the terms of the agreements, Celularity granted an exclusive license to its commercial-stage biomaterials portfolio and certain development-stage programs. The Company expects to receive upfront consideration at closing and may receive additional milestone-based payments totaling up to $35 million, representing non-dilutive capital. Celularity will also be eligible to receive royalties on future net sales of certain development-stage products upon commercialization.

Celularity will act as the exclusive manufacturer of the licensed products at its FDA-compliant facility in Florham Park, New Jersey, creating an ongoing manufacturing revenue stream while maintaining participation in the economics of the licensed products. The Company’s vertically integrated manufacturing infrastructure is designed to support scalable, quality-driven production for both commercial-stage products and next-generation placental-derived cellular therapeutics.

“This partnership represents a disciplined step forward in strengthening our capital position while sharpening our focus on longevity medicine, a broad set of applications where Celularity’s proprietary, newborn placental cellular technology has significant biological advantages,” said Robert J. Hariri, M.D., Ph.D., Chairman and Chief Executive Officer. “We are monetizing commercial infrastructure in a capital-efficient manner, reducing operating complexity, and retaining long-term economic participation through manufacturing and royalties. This transaction enhances our ability to concentrate resources on high-value cellular therapeutics targeting the fundamental mechanisms of aging.”

pH Partners, LLC acted as financial advisor to Celularity in connection with the transaction.

Organizational Realignment and Capital Efficiency

As part of the transaction, personnel associated with the Company’s commercial and product development biomaterials activities are expected to transition to the commercial partner at closing. Celularity will further reduce its workforce in line with the organizational restructuring, which is designed to lower operating expenses and align resources with Celularity’s core longevity-focused therapeutic pipeline and scalable manufacturing platform. This realignment is expected to enhance capital efficiency by concentrating investment on high-value clinical and manufacturing initiatives while reducing non-core operating expenditures.

Strategic Focus on Longevity

Following the transaction, Celularity will intensify its longevity focus on developing placental-derived cell therapies designed to address key biological drivers of aging, including cellular senescence, chronic inflammation, and tissue degeneration. The Company also intends to expand its commercial and clinical opportunities in jurisdictions that permit investigational use of cellular and biologic technologies under applicable state frameworks, including Florida, Texas, and Arizona, among others, in compliance with applicable law and regulatory requirements.

Dr. Hariri added, “We believe longevity medicine represents a significant long-term opportunity where we can lead. Emerging investigational use pathways may allow physicians and researchers to responsibly evaluate innovative biologic technologies and explore the regenerative potential of placental-derived cell therapies while Celularity continues advancing its regulated development programs.”

About Celularity

Celularity Inc. (Nasdaq: CELU) is a longevity-focused regenerative and cellular medicine company developing and manufacturing allogeneic and autologous cell therapies derived from the postpartum placenta. Celularity leverages the placenta’s unique biology, immunologic properties, and scalable availability to develop therapeutic solutions targeting fundamental mechanisms of aging and age-related disease.

For more information, please visit www.celularity.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the anticipated closing of the strategic commercialization partnership described herein and the expected timing thereof; the potential receipt of upfront consideration, milestone payments, royalties and manufacturing revenues associated with the transaction; the anticipated operational and strategic benefits of the partnership; Celularity’s strategic focus on longevity science, scalable manufacturing infrastructure and capital efficiency; the continued development, regulatory advancement and commercialization of the licensed biomaterials portfolio and development-stage programs; and Celularity’s plans to pursue commercial and clinical opportunities for its technologies in jurisdictions that permit investigational use under applicable law.

Forward-looking statements are based on Celularity’s current expectations and assumptions regarding future events and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” and similar expressions are intended to identify forward-looking statements.

Actual results may differ materially from those expressed or implied in forward-looking statements as a result of various risks and uncertainties, including, without limitation, the ability of the parties to satisfy closing conditions and complete the transaction on the anticipated timeline or at all; the ability to realize anticipated financial benefits of the transaction, including milestone payments, royalties or manufacturing revenues; variability in manufacturing volumes or product demand; regulatory developments affecting the development, manufacture or commercialization of Celularity’s products; the successful execution of Celularity’s strategic realignment and organizational restructuring; the development and commercialization of Celularity’s longevity-focused therapeutic programs; and the other risks and uncertainties described under the caption “Risk Factors” in Celularity’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on May 8, 2025, and May 21, 2025, respectively, and in Celularity’s other filings with the SEC.

Forward-looking statements speak only as of the date of this press release. Except as required by law, Celularity undertakes no obligation to update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this press release.

Investor Contact

Carlos Ramirez

Senior Vice President, Celularity Inc.

Carlos.ramirez@celularity.com